   Regulatory and Litigation Matters

On June 1, 2004, the Attorney General of the State of New Jersey announced that it had dismissed PIMCO from a complaint filed by the New Jersey Attorney General on February 17,2004, and that it had entered into a settlement agreement (the
"New Jersey Settlement") with PIMCO's parent company, AGI (formerly known as
Allianz Dresdner Asset Management ofAmerica L.P.), PEA Capital LLC (an entity affiliated with PIMCO through common ownership)("PEA") and AGID, in connection with the same matter. In the New Jersey Settlement, AGI,PEA and AGID neither admitted nor denied the allegations or conclusions of law, but did agree to pay
New Jersey a civil fine of $15 million and $3 million for investigative costs and further potential enforcement initiatives against unrelated parties. They also undertook to implement certain governance changes. The complaint relating to the New Jersey Settlement alleged,among other things, that AGI, PEA and AGID had failed to disclose that they improperly allowed certain hedge funds to ngage in "market timing" in certain funds. The complaint sought injunctive relief, civil monetary penalties, restitution and disgorgement of profits.

Since February 2004, PIMCO,AGI, PEA, AGID and certain of their affiliates, including the Trust, Allianz Funds (formerly known as PIMCO Funds:
Multi-Manager Series) and the Trustees of the Trust, have been named as defendants in 14 lawsuits filed in U.S. District Court in the Southern
District of New York, the Central District of California and the Districts of
New Jersey and Connecticut. Ten of those lawsuits concern "market timing,"
and they have been transferred to and consolidated for pre-trial proceedings in the U.S. District Court for the District of Maryland; four of those lawsuits concern "revenue sharing" and have been consolidated into a single action in the U.S. District Court for the District of Connecticut. The lawsuits have been commenced as putative class actions on behalf of investors who purchased, held or redeemed shares of the various series of the Trust and the
Allianz Funds during specified periods, or asderivative actions on behalf of the Trust and Allianz Funds.

The market timing actions in the District of Maryland generally allege that certain hedge funds were allowed to engage in "market timing" in certain of the Allianz Funds and Funds of the Trust and this alleged activity was not disclosed. Pursuant to tolling agreements entered into with the derivative and class action plaintiffs,PIMCO, the Trustees and certain employees of PIMCO who were previously named as defendants have all been dropped as defendants in the market timing actions;the plaintiffs continue to assert claims on behalf of the shareholders of the Trust or on behalf of the Trust itself against other defendants. By order dated November 3, 2005,the U.S. District Court for the District of Maryland granted the Trust's  motion to dismiss claims asserted against it in a consolidated amended complaint where the Trust was named, in the complaint, as a nominal defendant. The revenue sharing actionin the
District of Connecticut generally alleges that fund assets were inappropriately used to pay brokers to promote the Allianz Funds and Funds of the Trust, including directing fund brokerage transactions to such brokers,and that such alleged arrangements were not fully disclosed to shareholders.
On August 11,2005 the U.S. District Court for the District of Connecticut
conducted a hearing on defendants' motion to dismiss the consolidated amended complaint in the revenue sharing action but has not yet ruled on the motion to dismiss. The market timing and revenue sharing lawsuits seek, among other things, unspecified compensatory damages plus interest and, in some cases, punitive damages, the rescission of investment advisory contracts,the return of feespaid under those contracts and restitution.

On April 11, 2005, the Attorney General of the State of West Virginia filed a complaint in the Circuit Court of Marshall County, West Virginia (the "West
Virginia Complaint")against Allianz Global Investors Fund Management LLC
(formerly PA Fund Management LLC) ("AGIF"),PEA and AGID alleging, among other things,that they improperly allowed broker-dealers, hedge funds and investment advisers to engage in frequent trading of various open-end funds advised or distributed by AGIF and certain of its affiliates in violation of the funds' stated restrictions on "market timing." On May 31, 2005, AGIF, PEA and AGID, along with the other mutual fund defendants in the action, removed the action to the U.S. District Court for the District of West Virginia. The
West Virginia Complaint also names numerous other defendants unaffiliated with AGIF in separate claims alleging improper market timing and/or late trading of open-end investment companies advised or distributed by such other
defendants.The West Virginia Complaint seeks injunctive relief, civil monetary penalties,investigative costs and attorney's fees.

Under Section 9(a) of the Act, as amended, if the New Jersey Settlement or any of the lawsuits described above were to result in a court injunction against
AGI,PEA, AGID and/or their affiliates, PIMCO could, in the absence of exemptive relief granted by the SEC, be barred from serving as an investment adviser, and AGID could be barred from serving as principal underwriter, to any registered investment company, including the Funds. In connection with an inquiry from the SEC concerning the status of the New Jersey Settlement under
Section 9(a),PEA, AGID, AGI and certain of their affiliates (including PIMCO)
(together, the "Applicants")have sought exemptive relief from the SEC under
Section 9(c) of the Act. The SEC has granted the Applicants a  temporary exemption from the provisions of Section 9(a) with respect to the New Jersey
Settlement until the earlier of (i) September 13, 2006 and (ii) the date on which the SEC takes final action on their application for a permanent order.
There is no assurance that the SEC will issue a permanent order.

If the West Virginia Complaint were to result in a court injunction against
AGIF, PEA or AGID,the Applicants would, in turn, seek exemptive relief under
Section 9(c) with respect to that matter,although there is no assurance that such exemptive relief would be granted.

Two nearly identical class action complaints have been filed in August 2005, in the Northern District of Illinois Eastern Division alleging that the plaintiffs each purchased and sold a 10-year Treasury note futures contract and suffered damages from an alleged shortage when PIMCO held both physical and futures positions in 10-year Treasury notes for its client accounts. The two actions have been consolidated into one action, and the two separate complaints have been replaced by a consolidated complaint. The Trust has been added as a defendant to the consolidated action.  PIMCO strongly believes the complaint (and any consolidated complaint filed hereafter) is without merit and intends to vigorously defend itself.

Certain Funds were recently served in an adversary proceeding brought by the
Official Committee of Asbestos Claimants of G-I Holdings, Inc. in G-I
Holdings,Inc.'s bankruptcy in the District of New Jersey. PIMCO was previously named in this lawsuit and remains a defendant. The plaintiff seeks to recover for the bankruptcy estate assets that were ransferred by the predecessor entity of G-I Holdings, Inc. to a wholly-owned subsidiary in 1994. The subsidiary has since issued notes, of which certain Funds are alleged to be holders. The complaint alleges that in 2000, more than two hundred noteholders
— including certain Funds—were granted a second priority lien on the assets of the subsidiary in exchange for their consent to a refinancing transaction and the granting of a first priority lien to the lending banks. The plaintiff is seeking invalidation of the lien in favor of the noteholders and/or the value of the lien.

It is possible that these matters and/or other developments resulting from these matters could result in increased Fund redemptions or other adverse consequences to the Funds. However,PIMCO and AGID believe that these matters are not likely to have a material adverse effect on the Funds or on PIMCO's or AGID's ability to perform their respective investment advisory or distribution services relating to the Funds.

The foregoing speaks only as of the date of this annual report. While there may be additional litigation or regulatory developments in connection with the matters discussed above, the foregoing disclosure of litigation and regulatory matters will be updated only if those developments are material.